Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 7 to the Registration Statement on Form S-1 (No. 333-290340) of Guident Corp. (the “Company”) of our report dated March 13, 2026 related to the financial statements of the Company as of and for the years ended December 31, 2025 and 2024, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 13, 2026